Filed Pursuant to Rule 424(b)(3)

Registration No. 333-234330

Prospectus Supplement dated July 21, 2020

(To the Prospectus Dated October 25, 2019)

2,700,000 Shares of Common Stock

and

7,066,508 Shares of Common Stock Issuable upon Exercise of Warrants

Under that certain prospectus, dated October 25, 2019 (the “Prospectus”), filed as part of our registration statement on Form S-1 (File No. 333-234330), NovaBay Pharmaceuticals, Inc. (the “Company”) registered (1) 2,700,000 shares of the Company’s stock, par value $0.01 per share (the “Common Stock”), sold to certain foreign accredited investors (the “Foreign Selling Securityholders”) pursuant to a Securities Purchase Agreement, dated August 8, 2019, by and between the Company and the Foreign Selling Securityholders (the “Foreign Purchase Agreement”) and (2) up to 7,066,508 shares of Common Stock underlying certain warrants issued by the Company which included: (i) 2,700,000 shares of Common Stock underlying warrants (the “Foreign Warrants”) that were issued to the Foreign Selling Securityholders, pursuant to the Foreign Purchase Agreement; (ii) up to 4,198,566 shares of Common Stock underlying warrants (the “Domestic Warrants”) that were issued to certain institutional investors (the “Domestic Selling Securityholders”), pursuant to the Securities Purchase Agreement, dated August 8, 2019, by and between the Company and the Domestic Selling Securityholders; and (iii) 167,942 shares of Common Stock underlying warrants (the “Ladenburg Warrants”) that were issued to Ladenburg Thalmann & Co., Inc. (“Ladenburg”) as compensation for acting as placement agent in the issuance of certain securities to the Domestic Selling Securityholders.

This prospectus supplement (this “Supplement”) modifies, supersedes and supplements certain information contained in, and should be read in conjunction with, the Prospectus. This Supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This Supplement is not complete without, and may only be delivered or utilized in connection with the Prospectus and any future amendments or supplements thereto.

As disclosed in the Company’s Current Report on Form 8-K filed with the SEC on July 21, 2020, beginning on July 20, 2020, the Company and the Domestic Selling Securityholders, the Foreign Selling Securityholders and Ladenburg, entered into separate warrant repricing letter agreements (the “Exercise Agreements”). Pursuant to the Exercise Agreements, the Company agreed to reduce the exercise price of: (1) 4,198,566 Domestic Warrants to $0.99 from $1.15, (2) 2,700,000 Foreign Warrants to $0.99 from $1.15, and (3) 167,942 Ladenburg Warrants to $0.99 from $1.25, in consideration for the exercise in full of the Domestic Warrants and the Foreign Warrants.

Accordingly, each reference in the Prospectus to the exercise price of “$1.15 for the Foreign Warrants and Domestic Warrants and $1.25 for the Ladenburg Warrants” is hereby amended to “$0.99 for the Foreign Warrants and the Domestic Warrants and $0.99 for the Ladenburg Warrants”.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described under the caption “Risk Factors” on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Supplement is July 21, 2020.